EXHIBIT 99.1

Press Release

                                                           For Immediate Release

        ZENASCENT, INC. SIGNS AGREEMENT TO MERGE WITH ONE OF THE WORLD'S
          MOST SUCCESSFUL BOXING PROMOTERS, CEDRIC KUSHNER BOXING, INC.

           Merger with Cedric Kushner Boxing Would Accelerate Success in Sports Entertainment Industry

     New York - August 2, 2001 - Zenascent, Inc. (OTC BB: ZENA) has announced that it has entered into a merger agreement with Cedric Kushner Boxing, Inc. ("CKB"). The Company, which announced in February that it was redefining its business model to focus on sports and entertainment event promotion, will merge with what is considered one of the most successful boxing promotional organizations in the world. Under the agreement, the Company would acquire 100% of the capital stock of CKB in exchange for (1) preferred stock that is convertible into 65% of the common stock of Zenascent to be outstanding after the merger and (2) warrants to acquire 7,000,000 additional shares of common stock of Zenascent at an exercise price of $0.40 per share. Upon consummation of the merger, which is expected to occur in September or early October, upon certain conditions, all of the shares of capital stock to be issued in the merger will be restricted securities.

     The Company reports that Zenascent's Board of Directors and management will resign upon the consummation of the merger and will be replaced by CKB's Board of Directors and management. CKB, through its wholly owned subsidiary, Cedric Kushner Promotions, Ltd., is engaged in the business of promoting boxing events. In addition, through a related entity, which CKB has an option to acquire, CKB produces boxing-based television programming.

     The surviving corporation will continue the existing businesses conducted by CKB. Except as contemplated by the merger, the stockholders of CKB have no material relationship with Zenascent or its affiliates. The amount of the consideration to be paid in the merger was determined by arm's length negotiations between Zenascent and the CKB stockholders.

     "We feel that this [merger with CKB] will expedite our success as we launch our business transition toward premier sports and entertainment promotion," said Steven Angel, Executive Vice President of Zenascent. "We look forward to a strong and healthy relationship with CKB as we commence our efforts together," he added.

     "With the sporting spotlight on our champions, we feel our position is at the forefront of the international boxing community," added Jim DiLorenzo, CKB's President. "In addition to the continued success of all our fighters, we look forward to our collaboration with Zenascent in strengthening our already very solid position within the boxing promotion business, as well as any new ventures we undertake," he concluded.

About Cedric Kushner Boxing
     CKB promotes world champion and top contender boxers including the current WBC world welterweight champion, "Sugar" Shane Mosley, #1 WBA Heavyweight Contender Kirk Johnson and #2 IBF Heavyweight Contender Chris Byrd. In addition to its representation and promotion efforts, the agency also produces and syndicates world championship boxing events for distribution worldwide. A steady program supplier to the world's leading television networks, including HBO, ESPN, and EuroSport, the company promotes televised events from venues all around the world.

     With a roster rich in world champions and a track record that includes having promoted approximately 300 world championship bouts, CKB is at the forefront of the international boxing business. CKB, formed in 1974 by promoter Cedric Kushner, originally achieved prominence in the field of rock-'n-roll music and is now one of the most active promoters of championship bouts worldwide. In addition to its North American business, CKB is the foremost American-based promoter of boxing in Europe and Africa. CKB is an acknowledged leader in packaging premier boxing shows for the global television marketplace, through its television arm, the Cedric Kushner Sports Network (CKSN).

     This release is covered under the "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Certain information included in this release that are not historical facts are forward looking statements that involve a number of known and unknown risks and uncertainties, including, but not limited to, these companies' ability to successfully implement a strategy of continued growth. Each of these companies' actual results, performance or achievements may differ materially from any future performance or achievements expressed or implied in any forward-looking statement.

                                       ###

Contact:
Zenascent, Inc.
New York
Steven Angel
Executive Vice President
212-594-8146